EXHIBIT 10.1
PROMISSORY NOTE

$128,000,000.00	June 1, 2011

FOR VALUE RECEIVED, MAA TANC, LLC, a Delaware limited liability company (“Maker”), having an office at c/o Mid-America Apartments, L.P., 6584 Poplar Avenue, Memphis, Tennessee 38138, promises to pay to NEW YORK LIFE INSURANCE COMPANY (“Holder”), a New York mutual insurance company, having its principal office at 51 Madison Avenue, New York, New York 10010-1603, or order, without offset, at its principal office in New York, New York, or at such other place as may be designated in writing by Holder, the principal sum of One Hundred Twenty-Eight Million and No/100 Dollars ($128,000,000.00), lawful money of the United States of America, together with interest thereon at the rate (“Interest Rate”) of  Five and Eight one-hundredths percent (5.08%) per annum, payable in monthly payments (“Payments”) of (i) interest only of Five Hundred Forty One Thousand, Eight Hundred Sixty-Six and 67/100 Dollars ($541,866.67), commencing on the tenth (10th) day of July, 2011 and payable on the tenth (10th) day of each and every month thereafter until and including June 10, 2016, and (ii) principal and interest of Six Hundred Ninety-Three Thousand, Four Hundred Four and No/100 Dollars ($693,404.00), commencing on the tenth (10th) day of July 2016, and payable on the tenth (10th) day of each and every month thereafter until and including  June 10, 2021 (“Maturity Date”).   In addition, on the Maturity Date, Maker shall pay to Holder the entire unpaid principal balance of this Note, together with all interest then accrued thereon pursuant to this Note and all other Obligations (as hereinafter defined) then unpaid pursuant to the Loan Instruments (as hereinafter defined).  Holder shall apply each Payment, when received, first to the Obligations, other than principal and interest, which are then due and payable, but only if so elected by Holder in its sole and absolute discretion, and then to the payment of accrued interest on the outstanding principal balance hereof and the remainder to the reduction of such principal balance.  Interest from the date hereof through and including June 9, 2011, is due and payable on the date of this Note and shall be computed on the basis of the actual number of days in such period over a 360 day year.

This Note is secured by, among other things, (a) a Deed of Trust, Mortgage, Assignment of Leases and Rents and Security Agreement (“Texas Deed of Trust”), dated as of the date hereof, granted by Maker to M. Lawrence Hicks, Jr., Trustee, for the benefit of Holder, and encumbering certain premises and other property constituting five apartment communities in Dallas, Irving, Roanoke, The Woodlands and Spring, Texas (“Texas Secured Property”) more particularly described in the Texas Deed of Trust, (b) an Assignment of Leases, Rents, Income and Cash Collateral (the “Texas Assignment”) covering the Texas Secured Property, dated as of the date hereof, from Maker to Holder, (c) a Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing (“North Carolina Deed of Trust”), dated as of the date hereof, granted by Maker to Fidelity National Title Insurance Company, Trustee, for the benefit of Holder, and encumbering certain premises and other property constituting one apartment community in Cary, North Carolina Property (“North Carolina Secured Property”) more particularly described in the North Carolina Deed of Trust, (d) an Assignment of Leases, Rents, Income and Cash Collateral (the “North Carolina Assignment”) covering the North Carolina Secured Property, dated as of the date hereof, from Maker to Holder, (e)  Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement (“Georgia Security Deed”), dated as of the date hereof, granted by Maker to Holder, and encumbering certain premises and other property constituting two apartment communities in Duluth and Gainesville, Georgia (“Georgia Secured Property”) more particularly described in the Georgia Security Deed, and (f) an Assignment of Leases, Rents, Income and Cash Collateral (the “Georgia Assignment”) covering the Georgia Secured Property, dated as of the date hereof, from Maker to Holder. Obligations, Loan Instruments and all other capitalized terms used in this Note and not expressly defined herein shall have the meanings assigned to such terms in the Texas Deed of Trust, North Carolina Deed of Trust and Georgia Security Deed (collectively, and together with all modifications thereof and supplements thereto, the “Deed of Trust”). The Texas Assignment, the North Carolina Assignment and the Georgia Assignment  are collectively, together with all modifications thereof and supplements thereto, called the “Assignment”; and the Texas Secured Property, the North Carolina Secured Property and the Georgia Secured Property are collectively called the “Secured Property”.  The terms and provisions of the Loan Instruments, other than this Note, are hereby fully incorporated into this Note by reference.  The portion of the Loan allocated to each of the apartment communities described above is set forth in Schedule 1 attached to and incorporated in this Note.

In the event that electronic fund transfer debiting is established for regularly scheduled payments under the Loan Instruments,  Maker will cooperate with Holder and provide such documentation as is required to effectuate such payments by electronic fund transfer debit transactions through the Automated Clearing House network.  Once the payment authorization is established, the failure of the electronic funds transfer debit entry transaction to be timely completed, for whatever reason, other than Holder’s failure to initiate the debit, shall not relieve Maker of its obligations to make all payments required hereunder or under the other Loan Instruments when due, and to comply with Maker’s other obligations under the Loan Instruments.

From and after the earlier to occur of an Event of Default or the Maturity Date, the aggregate amount of the Obligations shall automatically bear interest at an annual rate (“Increased Rate”) equal to the Interest Rate plus five percentage points, unless compliance with applicable law requires a lesser interest rate, in which event the aggregate amount of the Obligations shall bear interest at the maximum rate permitted by law.

Any default in the making of any Payment or in the making of any payment due pursuant to Section 1.04 of the Deed of Trust or in the making of any other deposit or reserve due pursuant to any Loan Instrument on the date the same is due will result in loss and additional expense to Holder in servicing the Obligations, handling such delinquent payments and meeting its other financial obligations.  Accordingly, upon the occurrence of any such default, Maker shall pay, without regard to any grace periods, a late charge (“Late Charge”) of four percent (4%) of each such overdue payment.  Maker agrees that (a) the exact amount of such loss and additional expense is extremely difficult, if not impossible to determine, (b) the Late Charge is a reasonable estimate of such loss and expense and therefore does not constitute a penalty and (c) in addition to, and not in lieu of, the exercise of any other remedies to which Holder may be entitled, Holder may collect from Maker all Late Charges for the purpose of defraying such loss and expense, unless applicable law requires a lesser such charge, in which event Holder may collect from Maker a Late Charge at the maximum rate permitted by applicable law, and in no event shall such charge, if construed to be interest, together with other interest to be paid on the indebtedness evidenced by this Note or indebtedness arising under any instrument securing the payment hereof, exceed the maximum interest permitted under the laws of the State.

Maker may not prepay the Obligations prior to July 10, 2015 (“Closed Period”).  On or at any time after July 10, 2015, Maker may prepay the outstanding principal balance of this Note (in whole but not in part), together with accrued interest thereon to the date of prepayment and any other outstanding Obligations, provided that (a) Maker gives Holder not less than forty-five (45) and not more than one hundred (100) days prior written notice of Maker’s intention to make such prepayment, (b)  at least ten (10) days prior to the prepayment date, Maker gives Holder written notice confirming the actual prepayment date and (c) in addition to paying the entire outstanding principal balance of this Note, all accrued interest thereon and any other outstanding Obligations, Maker pays to Holder the Make-Whole Amount.  Any prepayment notice given by Maker shall be deemed null and void if the prepayment covered by such notice is not made within thirty (30) days of the date specified in Maker’s prepayment notice as the designated date for prepayment.

“Make-Whole Amount” with respect to any prepayment that occurs after the Closed Period means an amount equal to the greater of (a) one percent (1%) of the then entire outstanding principal balance of this Note or (b) the present value as of the date of prepayment of the remaining scheduled payments of principal and interest (including any balloon payment), determined by discounting such payments at the Monthly Equivalent Treasury Security Rate (as hereinafter defined), less the amount of principal being prepaid, provided such difference shall not be less than zero.  “Monthly Equivalent Treasury Security Rate” means the rate which, when compounded monthly, results in a yield that is equivalent to the yield on the Most Recently Auctioned U.S. Treasury Security (as hereinafter defined), which is compounded semi-annually plus fifty (50) basis points, having the same maturity date as the Loan (or if there is not a Most Recently Auctioned U.S. Treasury Security with the same maturity date as the maturity date of the Loan, then the linearly interpolated yield-to-maturity of the two Most Recently Auctioned U.S. Treasury Securities having the next longer and the next shorter remaining terms to maturity), as reported in the Bloomberg News Service (or, if Bloomberg New Service is no longer available, The Wall Street Journal or another daily financial service or publication of a national circulation selected by Holder) as of the close of business on the second (2nd) business day preceding the date of prepayment.  “Most Recently Auctioned U.S. Treasury Security” means the U.S. Treasury bonds, notes and bills with maturities of thirty (30) years, ten (10) years, five (5) years, three (3) years, two (2) years, one (1) year, six (6) months and three (3) months that were most recently auctioned by the United States Treasury Department as of the date the Make-Whole Amount is calculated.  Maker waives any right of prepayment except as expressly provided herein and as may be provided in the other Loan Instruments.  If Maker prepays all Obligations not more than four months prior to the Maturity Date and after not less than thirty (30) days prior written notice to Holder, Maker shall not be required to pay the Make-Whole Amount.

If the outstanding principal balance of this Note or any portion thereof shall become due and payable or shall be paid as a result of (a) an Event of Default (which Event of Default shall be presumed to be, and conclusively shall be deemed to be a willful default and a deliberate attempt on Maker’s part to avoid payment of the Make-Whole Amount), (b) the exercise by Maker or any other person of any right of redemption or the taking by Maker or any other person of any other action to prevent a foreclosure of the Secured Property, (c) any prepayment of the Loan in connection with a foreclosure or similar proceeding or a foreclosure judgment, (d) a casualty or condemnation with respect to the Secured Property, or (e) any other prepayment not permitted by the Loan Instruments, then Maker shall pay to Holder the Make-Whole Amount computed, to the extent not prohibited by applicable law, as if Maker had elected to prepay this Note, as provided in the preceding paragraph, on the date of such Event of Default, exercise, action, casualty or condemnation, as applicable.  If such Event of Default, exercise, action, casualty or condemnation occurs during the Closed Period, then, to the extent not prohibited by applicable law, the Make-Whole Amount shall be equal to the greater of (a) ten percent (10%) of the principal balance of this Note then unpaid or (b) the Make-Whole Amount, as calculated in the manner set forth in the immediately preceding paragraph, provided that in the event such Make-Whole Amount is construed to be interest under the laws of the State in any circumstance, such payment shall not be required to the extent that the amount thereof, together with other interest payable hereunder, exceeds the maximum interest that may be lawfully charged under applicable law.  Notwithstanding the foregoing, in the event of a casualty or condemnation with respect to the Secured Property, if no default then exists under the Loan Instruments beyond any applicable notice and cure period, and Holder is not willing to permit the insurance proceeds or condemnation award, as applicable, to be used for the restoration of the  Secured Property and the Loan is prepaid as a result of the casualty or condemnation, then no Make-Whole Amount shall be due with respect to the application of the insurance proceeds or condemnation award to the Obligations.

From and after the existence of an Event of Default, Holder, at its option, may declare all Obligations to be immediately due and payable, then or thereafter, as Holder may elect, regardless of the stated Maturity Date of this Note.

If Holder collects all or any part of the Obligations by an action, at law or in equity, or in any bankruptcy, receivership or other court proceeding (whether at the trial or appellate level), or if this Note is placed in the hands of attorney(s) for collection, Maker shall pay, in addition to the principal and interest due or deemed to be due, whether by acceleration or otherwise, and in addition to the Make-Whole Amount, if due hereunder (a) all costs, including, without limitation, attorneys’ fees and expenses, of collecting or attempting to collect all amounts due pursuant to this Note and all other Obligations, of enforcing or attempting to enforce Holder’s rights and remedies pursuant to the Loan Instruments and of protecting the collateral securing this Note, (b) all Late Charges due pursuant to this Note and (c) interest, at the Increased Rate, computed on the amount of the Obligations, provided that in the event such Late Charge is construed to be interest under the laws of the State in any circumstance, such payment shall not be required to the extent that the amount thereof, together with other interest payable hereunder, exceeds the maximum interest that may be lawfully charged under applicable law.

The failure by Holder to exercise any right, power, privilege, remedy or option as to maturity, foreclosure or otherwise, provided in any Loan Instrument or otherwise available at law or in equity (each a “Remedy” and collectively, “Remedies”) before or after any Event of Default, in any one or more instances, or the acceptance by Holder of any partial payment or partial performance, shall not constitute a waiver of any default or any Remedy, each of which shall remain continuously in force, until waived in writing by Holder.  Holder, at its option, may rescind, in writing, any acceleration of this Note, but the tender and acceptance of partial payment or partial performance alone shall not rescind or in any other way affect any acceleration of this Note or the exercise by Holder of any of its Remedies.

Maker and Holder intend to comply strictly with all usury laws now or hereafter in force in the State of Texas (“State”), and all interest payable pursuant to this Note or any other Loan Instrument shall be reduced to the maximum amount which is not in excess of the maximum non usurious rate of interest applicable to this Note or any other Loan Instrument (“Legal Rate”) allowed under the usury laws of the State, as now or hereafter construed by the courts having jurisdiction over such matters.  If the aggregate of all interest (whether designated as interest, Late Charges, Make-Whole Amount or otherwise) contracted for, chargeable or receivable pursuant to this Note or any other Loan Instrument, whether upon regular payment or acceleration or otherwise, exceeds the Legal Rate, it shall conclusively be deemed a mutual mistake.  Such excess shall be canceled automatically, and, if theretofore paid, shall, at the option of Holder, either be rebated to Maker or credited in reduction of the outstanding principal balance of this Note, or, if this Note has been repaid, such excess shall be rebated to Maker.  In the event of a conflict between the provision of this paragraph and the provisions of any other portion of this Note or any other Loan Instrument, the provisions of this paragraph shall control.  By execution of this Note Maker acknowledges that it believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, it will give Holder notice of such condition and Maker agrees that Holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.

Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, demand for payment and diligence in collection of this Note or the Loan Instruments, notice of intention to accelerate, notice of acceleration and any and all other notices and matters of a like nature, except for those expressly required by the Deed of Trust or this Note.  Without notice to Maker and without discharging Maker’s liability hereunder, Maker consents to any extension of time (whether one or more) of payment of this Note, release of all or any part of the security for the payment of this Note or release of any Person liable for payment of this Note.

This Note may be changed only by an agreement, in writing, signed by Maker and Holder.  Maker waives and renounces all homestead exemption rights as to the Obligations or any renewal or extension thereof. No failure or delay on the part of Holder in exercising any Remedy pursuant to this Note or any Loan Instrument, and no course of dealing between Maker and Holder, shall operate as a waiver of any Remedy, nor shall any single or partial exercise of any Remedy preclude any other or further exercise thereof or the exercise of any other Remedy.  All Remedies expressly provided for in the Loan Instruments are cumulative, and are not exclusive of any rights, powers, privileges or remedies which Holder would otherwise have at law or equity.  No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances, nor shall any such notice or demand constitute a waiver of the right of Holder to take any other or further action in any circumstances without notice or demand.

The obligations of each Person and entity comprising Maker shall be joint and several.  The unenforceability or invalidity of any provision of this Note as to any Person or circumstance shall not render that provision unenforceable or invalid as to any other Person or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable.

If an Event of Default has occurred (and regardless of whether or not it has been cured), Holder may exercise any and all Remedies, and shall have full recourse to the Secured Property and to any other collateral given by Maker to secure any or all of the Obligations, provided that any judgment obtained by Holder in any proceeding to enforce the Remedies shall be enforced only against the Secured Property and/or such other collateral.  Notwithstanding the foregoing, Holder may name Maker (but not Maker’s constituent owners except to the extent Limited Guarantor is liable pursuant to that certain Guaranty of even date herewith) or any of its successors or assigns or any Person holding under or through them as parties to any actions, suits or other proceedings initiated by Holder to enforce any Remedies against the Secured Property and/or such other collateral, including without, limitation, any action, suit or proceeding to foreclose the lien of the Deed of Trust against the Secured Property or to otherwise realize upon any other lien or security interest created in any other collateral given to secure the payment of any or all of the Obligations.  The restriction on enforcement contained in the first sentence of this paragraph shall not apply to, and Maker (but not Maker’s constituent owners except to the extent Limited Guarantor is liable pursuant to that certain Guaranty of even date herewith) shall be personally liable for, and Holder may seek and enforce judgment against Maker (but not Maker’s constituent owners except to the extent Limited Guarantor is liable pursuant to that certain Guaranty of even date herewith) for:

(i)	any and all losses, claims, damages, costs, expenses and/or liabilities, including, without limitation, attorneys’ fees and expenses, incurred by Holder:

(a)
relating to or as a result of any material written misstatement of fact by, or on behalf of,  Maker or Mid-America Apartments, L.P., a Tennessee limited partnership (“Limited Guarantor”) to Holder or Holder’s advisor and included as a representation or warranty in the Loan Instruments or made in connection with any documents, materials or other information delivered by or on behalf of Maker or Limited Guarantor to Holder, their respective counsel or Holder’s advisor relating to the Loan,

(b)
relating to or as a result of fraud relating to the Loan, the Loan Instruments or any documents, materials or other information delivered by or on behalf of Maker or Limited Guarantor to Holder, Holder’s advisor or their respective counsel relating to the Loan,

(c)
failure to pay Impositions (as defined in the Deed of Trust) required by the Deed of Trust (either paid into the impound account for same, if required under the Deed of Trust, or paid to the third party payee directly),

(d)
relating to or as a result of the (1) misapplication of any insurance proceeds or condemnation awards  in a manner which is not in accordance with the provisions of the Loan Instruments or  (2) the misappropriation or misapplication of trust funds and any Lessee security deposit which are received by or on behalf of Maker and are neither turned over to Holder or used in compliance with the Loan Instruments,

(e)
relating to or as a result of Rents, issues, profits or other proceeds from the Secured Property received by, or on behalf of, Maker or Limited Guarantor and not otherwise applied to the Loan or to payment of Secured Property operating expenses as required by the Loan Instruments,

(f)
as a result of any default with respect to Maker’s covenant to pay insurance premiums pursuant to the Deed of Trust (either paid into the impound account for same, if required under the Deed of Trust, or paid to the third party payee directly) or with respect to Maker’s covenant to obtain the insurance required by the Deed of Trust, including without limitation, the Terrorism Insurance,

(g)	as a result of any intentional, bad faith waste of the Secured Property committed by Maker or its agents,

(h)	Maker’s failure to pay the deductible on the insurance required by the Deed of Trust,

(i)	terrorist acts, which shall include property, casualty, liability and/or business interruption losses;

(j)
Maker’s failure to complete the Required Work (as defined in the Required Work Agreement) to  Holder’s reasonable satisfaction by March 31, 2012, subject to the Cure Period (as defined in the Required Work Agreement);

(k)
the transfer of the ownership of Lake Club I (as defined in the Refinancing Agreement) to an entity not ultimately controlled by Mid–America Apartment Communities, Inc., without (i) a simultaneous release of Lake Club II (as defined  in the Refinancing Agreement) from the collateral for the Loan in accordance with the Release Requirements (as defined in that certain Multi-Purpose Side Letter Agreement executed by Maker, Holder and Limited Guarantor, dated of even date herewith), (ii) otherwise complying with the requirements of Section 3 of the Refinancing Agreement, or (iii)  Maker immediately converting the WiFi Café (as defined in the Refinancing Agreement) into an institutional quality leasing and management office;

(l)	failure of any Secured Property to comply with any wetlands designation; and/or

(m)	Maker’s or Guarantor’s failure to comply with any provision of the Refinancing Agreement.

(ii)	all outstanding principal, interest and other Obligations, including the Make-Whole Amount:

(a)	if there shall be a violation of Section 1.11 of the Deed of Trust that is not waived or consented to by Holder in writing;

(b)	if there shall be a violation of Section 5.20 of the Deed of Trust;

(c)
in the event that Maker or  Limited Guarantor shall be the subject of any petition or proceeding for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law that remains undismissed for a period of ninety (90) days or more, and/or Maker or  Limited Guarantor shall become the subject of any liquidation, dissolution, receivership or other similar proceeding  provided, however, that this subsection (ii)(c) shall not apply if (x) an involuntary bankruptcy is filed by Holder, or (y) an involuntary bankruptcy filing was initiated by a third-party creditor independent of any collusive action or participation by  Holder or Limited Guarantor; and/or

(d)
if the Deed of Trust or any of the other Loan Instruments are deemed fraudulent conveyances or preferences or are otherwise deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the United States Bankruptcy Code (as amended or replaced from time to time), including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statutes or similar laws; and/or

(iii)	all liability of Maker and Limited Guarantor under that certain Environmental Indemnity Agreement, executed by Maker and Limited Guarantor, dated of even date herewith.

The restriction on enforcement contained in the first sentence of the preceding paragraph shall not apply to the Environmental Indemnity Agreement of even date herewith executed by Maker and the other indemnitors, if any, in favor of Holder and/or to the obligations of any Guarantor.  It is expressly understood and agreed, however, that nothing contained in the preceding paragraph shall (a) in any manner or way constitute or be deemed to be a release of the Obligations or otherwise affect or impair the enforceability of the liens, assignments, rights and security interests created by the Deed of Trust or any of the other Loan Instruments or any future advance or any related agreements or (b) preclude Holder from foreclosing the Deed of Trust or from exercising its other remedies set forth in the Deed of Trust or the Assignment, or from enforcing any of its rights and remedies in law or in equity (including, without limitation, injunctive and declaratory relief, restraining orders and receivership proceedings), except as provided in the preceding paragraph.  If any payment required hereunder or under any other Loan Instrument becomes due on a Saturday, Sunday, or legal holiday in the state in which the Premises are located (those being non-business days), then such payment shall be due and payable on the immediately following business day.

“Maker” and “Holder” shall be deemed to include the respective heirs, administrators, legal representatives, successors and assigns of Maker and Holder.

Time is of the essence with respect to each and every provision hereof.

This Note shall be governed by, and construed and enforced in accordance with the laws of the State, other than such laws with respect to conflicts of laws.

In the event of any inconsistencies between the terms of this Note and the terms of any other Loan Instruments, the terms of this Note shall prevail.

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IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

MAA TANC, LLC, a Delaware limited liability company

By:	Mid-America Apartments, L.P., a Tennessee limited partnership, its sole member

	By:	Mid-America ApartmentCommunities, Inc., a Tennessee corporation, its sole general partner

		By:	/s/ Andrew Schaeffer
		Name:	Andrew Schaeffer